Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on April 1, 2022), pertaining to the ESAB Corporation 2022 Omnibus Incentive Plan and The ESAB Group, Inc. 401(k) Retirement Savings Plan, of our reports dated February 22, 2022 with respect to the consolidated financial statements of ESAB Corporation and the combined financial statements of the Fabrication Technology Business of Colfax Corporation included in its Registration Statement (Form 10), as amended, for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore Maryland
April 1, 2022